CERTIFICATE OF CORRECTION OF
                            CERTIFICATE OF AMENDMENT
                                       AND
                           CERTIFICATE OF AMENDMENT OF
                        THE CERTIFICATE OF INCORPORATION

                                       OF

                           STEARMAN ENTERPRISES, INC.


1. The present name of the corporation (herein referred to as the "corporation") is:

                           STEARMAN ENTERPRISES, INC.

2. The corporation's Certificate of Incorporation was filed with the Office of the Secretary of State on March 13, 1992 and a Certificate of Amendment of the Certificate of Incorporation was filed with the Office of the Secretary of State on May 18, 1999 changing the name of the corporation from 92099 Holding Corporation to Stearman Enterprises, Inc.

3. The aforementioned Certificate of Amendment also amended Article FOURTH of the Certificate of Incorporation by increasing the number of shares of common stock which the corporation is authorized to issue and changing the par value of the common stock. The Certificate of Amendment was defective as it did not set forth the requisite provisions to effect a conversion and split of the outstanding shares of the corporation's common stock.

4. Article FOURTH of the Certificate of Incorporation is therefore hereby deleted and amended to hereafter provide as follows:

     "FOURTH: (1) The total number of shares of capital stock which the corporation shall have authority to issue is 100,000,000 shares of common stock, $.0001 par value per share.

          (2) Upon the amendments herein certified becoming effective and without further action on the part of the corporation or its stockholders, each of the shares of common stock issued and outstanding as of May 18, 1999 shall be automatically converted and split into 2,000 shares of common stock. Upon the amendments herein certified becoming effective, each certificate representing shares of common stock issued and outstanding as of May 18, 1999 shall be deemed to represent a number of shares of common stock equal to the number of shares of common stock formerly represented by such certificate multiplied by 2,000 and such shares shall be deemed duly authorized, validly issued, fully paid and non-assessable; and the holder of record of each such certificate shall be entitled to receive a new certificate, upon the surrender of the existing certificate, representing a number of shares of common stock equal to the number of shares of common stock formerly represented by such certificate multiplied by 2,000."

5. The amendment of the Certificate of Incorporation herein certified was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. Written consent has been given in accordance with Section 228(d) of the General Corporation Law of the State of Delaware.


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

     IN WITNESS WHEREOF, the undersigned, being an authorized officer of the corporation, has hereunto signed his name and affirms that the statements made herein are true under the penalties of perjury, this 20th day of October, 1999.

                                                     STEARMAN ENTERPRISES, INC.



                                                     BY: /s/ Herbert Maxwell
                                                         -----------------------
                                                         Herbert Maxwell
                                                         President

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